Exhibit 21
Equity LifeStyle Properties, Inc.
Subsidiaries of the Registrant

State of Incorporated
or Organization
MHC Operating Limited Partnership	Illinois

MHC TT, Inc.	Delaware

Realty Systems, Inc	Delaware